Caremark Announces U.S. Attorney Declines to Intervene in Illinois Qui Tam

Suit Unsealed in Federal Court in the Northern District of Illinois

NASHVILLE, Tenn.; Feb. 3, 2006 -- Caremark Rx, Inc. (NYSE: CMX) announced today that the U.S. Attorney's Office in Chicago, Illinois, informed Caremark that it has filed a notice with the Court that it has declined to intervene on behalf of the Federal Government in a qui tam complaint filed against Caremark over two years ago that was unsealed today in the U.S. District Court for the Northern District of Illinois.

The Illinois qui tam complaint, which was purportedly filed on behalf of the United States, involves the same relators and the same plaintiffs' counsel who have brought similar lawsuits against Caremark in Florida and California, which have been previously disclosed by Caremark in its securities filings. The State of Florida and the State of California have not intervened in those lawsuits.

The Company believes the allegations are without merit and will vigorously defend itself against all claims.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. Caremark's clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. The Company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry's only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark Rx is available on the World Wide Web at www.caremarkrx.com.

Forward-Looking Statement

Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in Caremark Rx, Inc.'s most recent filings with the Securities and Exchange Commission, including, without limitation, Caremark's annual report on Form 10-K for the fiscal year ended December 31, 2004, and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005.

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